Exhibit 99.1
CONTACTS:
Solexa, Inc.
John West, CEO
John.West@solexa.com
Linda Rubinstein, Vice President and CFO
lrubinstein@solexa.com
510/670-9300

European Media Contact:	U.S. Investor Contacts:
Northbank Communications	Lippert/Heilshorn & Associates
Sue Charles, CEO	Jody Cain (jcain@lhai.com)
+44 (0) 20 7886 8152	Mariann Ohanesian (mohanesian@lhai.com)
s.charles@northbankcommunications.com	310/691-7100
SOLEXA REPORTS FOURTH QUARTER FINANCIAL RESULTS
Conference Call Begins Today at 5:00 p.m. Eastern Time
HAYWARD, Calif. and Cambridge, U.K. (March 28, 2006) – Solexa, Inc. (Nasdaq: SLXA) today announced financial results for the fourth quarter and year ended December 31, 2005.
“We are proud of our track record since the business combination that formed Solexa just over a year ago in delivering on ambitious and important milestones. In December 2005 we introduced our groundbreaking Solexa Genome Analysis System, which we consider a disruptive leap forward in cost-effective DNA sequencing,” said John West, chief executive officer of Solexa. “We have strengthened our team with highly experienced technical, financial and marketing professionals, including top industry thought leaders, raised funds to support product development and commercialization, demonstrated our technological capability and bolstered our intellectual property across multiple approaches to next-generation sequencing.
”We have an equally exciting roadmap for the year ahead,” he added. “Commercially, we will initially target large genome centers and other prospective customers in an early access release, and we expect to begin reporting system sales during the second quarter of 2006. On the operational side, we expect to add staff to sales, marketing and manufacturing to support broad commercial release to other categories of customers, including academic and government core labs, commercial sequencing companies and pharmaceutical and biotech companies. We intend to make both sequencing and expression profiling applications available this year.
“Further, we plan to sequence a human genome in 2006 as an important validation for our system. We expect to release interim results from the project throughout the year,” said Mr. West.
Financial Results
Solexa, Inc. is the result of a business combination between Solexa Limited and Lynx Therapeutics, Inc. Reported results of operations for the three months and year ended December 31, 2005 reflect those of Solexa Limited, to which the operations of Lynx Therapeutics, Inc. have been added following March 4, 2005, the date of the consummation of the business combination. Financial results in prior years and through the date of the business combination reflect the operations of Solexa Limited.

Revenue for the fourth quarter of 2005 was $1.3 million, compared with $23,000 for the fourth quarter of 2004. Revenue was primarily derived from service fees generated from the genomics services business and is expected to vary from quarter to quarter based, in part, on the commencement of sales of the Solexa Genome Analysis System, Solexa’s reversible-terminator and Clonal Single Molecule Array™ DNA sequencing platform, and deployment of this next-generation system in Solexa’s genomics services business; the timing of receipt of biological samples; variability in outstanding contracts; and the presence of non-service fee revenues. The increase in revenue relates to the addition of the genomics services business as a result of the business combination. Revenue in the 2005 fourth quarter is from the MPSS™ genomics services business and does not yet reflect any contribution from the Solexa Genome Analysis System.
Total operating costs and expenses were $8.6 million in the 2005 fourth quarter, up from $2.4 million in the prior-year fourth quarter. Most of the increase was due to the addition of the results of Solexa’s U.S. operations from the date of the business combination. Cost of service fees, which represents costs associated with providing the Company’s genomics services, was $900,000 in the fourth quarter of 2005. In the fourth quarter of 2005, research and development expense was $4.9 million, and selling, general and administrative expense was $2.9 million.
The Company reported other income, net of $496,000 in the fourth quarter of 2005, which was related to sale of an equity investment in Axaron Bioscience AG that was acquired as a result of the business combination transaction. The Company also reported an income tax benefit related to research and development tax credits recorded in the fourth quarter of 2005 of $3.0 million dollars.
Solexa reported a net loss attributable to common shareholders for the 2005 fourth quarter of $3.7 million, or $0.13 per share, compared with a net loss attributable to common shareholders of $2.2 million, or $2.08 per share, for the 2004 fourth quarter.
For the year ended December 31, 2005, revenue was $4.2 million, compared with $96,000 for the prior year. Total operating costs and expenses for 2005 were $36.7 million, up from $10.1 million in 2004. In 2005, the Company recorded within operating expenses a forward loss contingency for unprofitable contracts in its genomics services business; the amount of this reserve stood at $1.0 million at the end of 2005. In 2005 the Company also recorded a restructuring charge of approximately $333,000 that included severance and benefits. The Company reported a net loss attributable to common shareholders of $29.7 million for 2005, or $1.51 per share, compared with a net loss attributable to common shareholders of $10.0 million, or $9.68 per share, in 2004.
As of December 31, 2005, Solexa reported cash and cash equivalents of $38.4 million. In January 2006 the Company completed the second closing of a private placement of common stock and warrants for gross proceeds of approximately $40 million, which represents the second and final closing of a $65 million private equity financing announced in November.
Conference Call
Solexa has scheduled an investor conference call to discuss financial results for the fourth quarter and year ended December 31, 2005 at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) today. Individuals interested in participating in the call may do so by dialing (877) 815-7177 for domestic callers, or (706) 679-0753 for international callers. A telephone replay will be available for 48 hours following conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers, and entering reservation code 6410912. The live conference call also will be available via the Internet by visiting the Investors section of the company’s Web site at www.solexa.com, and a recording of the call will be available on the company’s Web site following completion of the call.

About Solexa
Solexa, Inc. is developing and preparing to commercialize the Solexa Genome Analysis System, which will be used to perform a range of analyses including human genome resequencing, gene expression analysis and small-RNA analysis. Solexa expects its first-generation instrument, the 1G Genome Analyzer, to generate more than one billion bases of DNA sequence per run and to enable human genome resequencing below $100,000 per sample, making it the first platform to reach this important milestone. Solexa’s longer-term goal is to reduce the cost of human resequencing to a few thousand dollars for use in a wide range of applications from basic research through clinical diagnostics. For further information, please visit www.solexa.com.
This press release contains “forward-looking” statements, including statements related to the current views of Solexa management as to future products, product development, commercialization of the Company’s novel genetic analysis technology, intellectual property matters, and the expansion and success of Solexa’s commercial application of its genomics technologies. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “predicts,” “expects,” “envisions,” “hopes,” “estimates,” “intends,” “will,” “continue,” “may,” “potential,” “should,” “confident,” “could” and similar expressions are intended to identify forward-looking statements. There can be no assurance that such expectations of any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. There are a number of important factors that could cause the results of Solexa to differ materially from those indicated by these forward-looking statements including, among others, risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2004, its Form 10-Q for the quarter ended September 30, 2005 and its registration statement on Form S-3 filed with the SEC on January 27, 2006. Solexa does not undertake any obligation to update forward-looking statements.

SOLEXA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Service revenue	$1,302	$23	$4,150	$96

Operating costs and expenses:
Cost of service fees	900	—	7,066	—
Research and development	4,864	2,247	17,294	6,870
Sales, general and administrative	2,869	113	12,030	3,184
Restructuring charge	—	—	333	—

Total operating costs and expenses	8,633	2,360	36,723	10,054

Loss from operations	(7,331)	(2,337)	(32,573)	(9,958)

Interest income (expense), net	85	181	(321)	402
Other income, net	496	—	464	—
Gain (loss) on foreign exchange	39	(164)	271	(164)

Net loss before income tax (benefit)	(6,711)	(2,320)	(32,159)	(9,720)

Income tax benefit related to research and development tax credit	(2,998)	(916)	(2,999)	(916)

Net loss	(3,713)	(1,404)	(29,160)	(8,804)

Dividends to ‘A’ ordinary and ‘B’ preferred shares	—	(750)	(522)	(1,229)

Net loss attributable to common shareholders	$(3,713)	$(2,154)	$(29,682)	$(10,033)

Basic and diluted net loss per common share attributable to common shareholders	$(0.13)	$(2.08)	$(1.51)	$(9.68)

Weighted average shares used to compute basic and diluted net loss per common share	27,752	1,036	19,698	1,036

SOLEXA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,
	2005	2004
	(unaudited)	(Note 1)
ASSETS
Current assets:
Cash and cash equivalents	$38,403	$10,463
Accounts receivable	539	25
Inventory	754	—
Loan receivable from Lynx Therapeutics, Inc.	—	2,500
Other current assets	2,422	1,875

Total current assets	42,118	14,863

Property and equipment, net	4,378	1,009
Intangible assets, net	3,510	1,943
Goodwill	22,529	—
Other non-current assets	482	—

Total assets	$73,017	$17,815

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,235	$840
Accrued compensation	2,067	207
Accrued professional fees	705	—
Equipment financing, current portion	31	23
Forward loss contingency	1,028	—
Deferred revenue, current portion	1,518
Other accrued liabilities	529	391
Deferred rent and lease obligations, current portion	801	—

Total current liabilities	8,914	1,461

Deferred revenues, net of current portion	1,905	—
Equipment financing, net of current portion	44	4
Deferred rent and lease obligations, net of current portion	2,381	—
Series B preferred redeemable convertible shares	—	15,919

Stockholders’ equity:
‘A’ convertible ordinary shares	—	20
Ordinary shares	—	9
Common stock	300	—
Additional paid-in capital	109,575	20,385
Deferred compensation	(326)	—
Accumulated other comprehensive income	2,064	2,697
Accumulated deficit	(51,840)	(22,680)

Total stockholders’ equity	59,773	431

Total liabilities and stockholders’ equity	$73,017	$17,815

(1)	The balance sheet at December 31, 2004 has been derived from the Company’s audited financial statements, which are included in the Company’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on May 20, 2005.
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